SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information to be Included in Statements Filed Pursuant to § 240.13d-1(b), (c) and (d) and

Amendments Thereto Filed Pursuant to § 240.13d-2

Under the Securities Exchange Act of 1934

(Amendment No.     )*

ZOOM VIDEO COMMUNICATION, INC.

(Name of Issuer)

Class A Common Stock, $0.001 par value per share

(Title of Class of Securities)

98980L101

(CUSIP Number)

December 31, 2019

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

**	This CUSIP number applies to the Issuer’s American depositary shares, each representing four Class A Ordinary Shares.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 98980L101	SCHEDULE 13G	Page 2 of 16 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH FUND V, L.P. (“SC USGF V”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 155,630
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 155,630

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 155,630
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 111,794,527 shares outstanding as of November 22, 2019, as reported in the Issuer’s Quarterly Report on Form10-Q filed with the Securities and Exchange Commission on December 9, 2019.

CUSIP No. 98980L101	SCHEDULE 13G	Page 3 of 16 Pages

1	NAME OF REPORTING PERSON SCGF V MANAGEMENT, L.P. (“SCGF V MGMT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 155,630 shares, of which 155,630 shares of Class B common stock are directly owned by SC USGF V. The General Partner of SC USGF V is SCGF V MGMT.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 155,630 shares, of which 155,630 shares of Class B common stock are directly owned by SC USGF V. The General Partner of SC USGF V is SCGF V MGMT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 155,630
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%[1]
12	TYPE OF REPORTING PERSON PN

[2]

Based on a total of 111,794,527 shares outstanding as of November 22, 2019, as reported in the Issuer’s Quarterly Report on Form10-Q filed with the Securities and Exchange Commission on December 9, 2019.

CUSIP No. 98980L101	SCHEDULE 13G	Page 4 of 16 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH FUND VII, L.P. (“SC USGF VII”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 15,053,148
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 15,053,148

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,053,148
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.9%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 111,794,527 shares outstanding as of November 22, 2019, as reported in the Issuer’s Quarterly Report on Form10-Q filed with the Securities and Exchange Commission on December 9, 2019.

CUSIP No. 98980L101	SCHEDULE 13G	Page 5 of 16 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. GROWTH VII PRINCIPALS FUND, L.P. (“SC USGF VII PF”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 979,599
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 979,599

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 979,599
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 111,794,527 shares outstanding as of November 22, 2019, as reported in the Issuer’s Quarterly Report on Form10-Q filed with the Securities and Exchange Commission on December 9, 2019.

CUSIP No. 98980L101	SCHEDULE 13G	Page 6 of 16 Pages

1	NAME OF REPORTING PERSON SC U.S. GROWTH VII MANAGEMENT, L.P. (“SC USG VII MGMT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

16,032,747 shares, of which 15,053,148 shares of Class B common stock are directly owned by SC USGF VII and 979,599 shares of Class B common stock are directly owned by SC USGF VII PF. The General Partner of each of SC USGF VII and SC USGF VII PF is SC USG VII MGMT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

16,032,747 shares, of which 15,053,148 shares of Class B common stock are directly owned by SC USGF VII and 979,599 shares of Class B common stock are directly owned by SC USGF VII PF. The General Partner of each of SC USGF VII and SC USGF VII PF is SC USG VII MGMT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,032,747
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 12.5%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 111,794,527 shares outstanding as of November 22, 2019, as reported in the Issuer’s Quarterly Report on Form10-Q filed with the Securities and Exchange Commission on December 9, 2019.

CUSIP No. 98980L101	SCHEDULE 13G	Page 7 of 16 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH FUND II, L.P. (“SC GGFII”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,176,371
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,176,371

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,176,371
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.4%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 111,794,527 shares outstanding as of November 22, 2019, as reported in the Issuer’s Quarterly Report on Form10-Q filed with the Securities and Exchange Commission on December 9, 2019.

CUSIP No. 98980L101	SCHEDULE 13G	Page 8 of 16 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL GLOBAL GROWTH II PRINCIPALS FUND, L.P. (“SC GGFII PF”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 64,163
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 64,163

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 64,163
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 111,794,527 shares outstanding as of November 22, 2019, as reported in the Issuer’s Quarterly Report on Form10-Q filed with the Securities and Exchange Commission on December 9, 2019.

CUSIP No. 98980L101	SCHEDULE 13G	Page 9 of 16 Pages

1	NAME OF REPORTING PERSON SC GLOBAL GROWTH II MANAGEMENT, L.P. (“SCGGFII MGMT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

5,240,534 shares, of which 5,176,371 shares of Class B common stock are directly owned by SC GGFII and 64,163 shares of Class B common stock are directly owned by SC GGFII PF. The General Partner of each of SC GGFII and SC GGFII PF is SCGGFII MGMT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

5,240,534 shares, of which 5,176,371 shares of Class B common stock are directly owned by SC GGFII and 64,163 shares of Class B common stock are directly owned by SC GGFII PF. The General Partner of each of SC GGFII and SC GGFII PF is SCGGFII MGMT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,240,534
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.5%[1]
12	TYPE OF REPORTING PERSON PN

[1]

Based on a total of 111,794,527 shares outstanding as of November 22, 2019, as reported in the Issuer’s Quarterly Report on Form10-Q filed with the Securities and Exchange Commission on December 9, 2019.

CUSIP No. 98980L101	SCHEDULE 13G	Page 10 of 16 Pages

1	NAME OF REPORTING PERSON SC US (TTGP), LTD. (“SC US TTGP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6

  SHARED VOTING POWER

21,428,911 shares, of which 155,630 shares of Class B common stock are directly owned by SC USGF V, 15,053,148 shares of Class B common stock are directly owned by SC USGF VII, 979,599 shares of Class B common stock are directly owned by SC USGF VII PF, 5,176,371 shares of Class B common stock are directly owned by SC GGFII and 64,163 shares of Class B common stock are directly owned by SC GGFII PF. The General Partner of SC USGF V is SCGF V MGMT. The General Partner of each of SC USGF VII and SC USGF VII PF is SC USG VII MGMT. The General Partner of each of SC GGFII and SC GGFII PF is SCGGFII MGMT. SC US TTGP is the General Partner of each of SCGF V MGMT, SC USG VII MGMT and SCGGFII MGMT.

	7	SOLE DISPOSITIVE POWER 0
	8

  SHARED DISPOSITIVE POWER

21,428,911 shares, of which 155,630 shares of Class B common stock are directly owned by SC USGF V, 15,053,148 shares of Class B common stock are directly owned by SC USGF VII, 979,599 shares of Class B common stock are directly owned by SC USGF VII PF, 5,176,371 shares of Class B common stock are directly owned by SC GGFII and 64,163 shares of Class B common stock are directly owned by SC GGFII PF. The General Partner of SC USGF V is SCGF V MGMT. The General Partner of each of SC USGF VII and SC USGF VII PF is SC USG VII MGMT. The General Partner of each of SC GGFII and SC GGFII PF is SCGGFII MGMT. SC US TTGP is the General Partner of each of SCGF V MGMT, SC USG VII MGMT and SCGGFII MGMT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,428,911
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.1%[1]
12	TYPE OF REPORTING PERSON OO

[1]

Based on a total of 111,794,527 shares outstanding as of November 22, 2019, as reported in the Issuer’s Quarterly Report on Form10-Q filed with the Securities and Exchange Commission on December 9, 2019.

CUSIP No. 98980L101	SCHEDULE 13G	Page 11 of 16 Pages

1	NAME OF REPORTING PERSON MICHAEL ABRAMSON (“MA”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 132,018
	6

  SHARED VOTING POWER

5,240,534 shares, of which 5,176,371 shares of Class B common stock are directly owned by SC GGFII and 64,163 shares of Class B common stock are directly owned by SC GGFII PF. The General Partner of each of SC GGFII and SC GGFII PF is SCGGFII MGMT. SC US TTGP is the General Partner of SCGGFII MGMT. The directors and stockholders of SC US TTGP who exercise voting and investment discretion with respect to the shares held by SC GGFII and SC GGFII PF are Messrs. DL and MA.

	7	SOLE DISPOSITIVE POWER 132,018
	8

  SHARED DISPOSITIVE POWER

5,240,534 shares, of which 5,176,371 shares of Class B common stock are directly owned by SC GGFII and 64,163 shares of Class B common stock are directly owned by SC GGFII PF. The General Partner of each of SC GGFII and SC GGFII PF is SCGGFII MGMT. SC US TTGP is the General Partner of SCGGFII MGMT. The directors and stockholders of SC US TTGP who exercise voting and investment discretion with respect to the shares held by SC GGFII and SC GGFII PF are Messrs. DL and MA.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,372,552
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.6%[1]
12	TYPE OF REPORTING PERSON IN

[1]

Based on a total of 111,794,527 shares outstanding as of November 22, 2019, as reported in the Issuer’s Quarterly Report on Form10-Q filed with the Securities and Exchange Commission on December 9, 2019.

CUSIP No. 98980L101	SCHEDULE 13G	Page 12 of 16 Pages

1	NAME OF REPORTING PERSON DOUGLAS LEONE (“DL”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 192,083
	6

  SHARED VOTING POWER

5,240,534 shares, of which 5,176,371 shares of Class B common stock are directly owned by SC GGFII and 64,163 shares of Class B common stock are directly owned by SC GGFII PF. The General Partner of each of SC GGFII and SC GGFII PF is SCGGFII MGMT. SC US TTGP is the General Partner of SCGGFII MGMT. The directors and stockholders of SC US TTGP who exercise voting and investment discretion with respect to the shares held by SC GGFII and SC GGFII PF are Messrs. DL and MA.

	7	SOLE DISPOSITIVE POWER 192,083
	8

  SHARED DISPOSITIVE POWER

5,240,534 shares, of which 5,176,371 shares of Class B common stock are directly owned by SC GGFII and 64,163 shares of Class B common stock are directly owned by SC GGFII PF. The General Partner of each of SC GGFII and SC GGFII PF is SCGGFII MGMT. SC US TTGP is the General Partner of SCGGFII MGMT. The directors and stockholders of SC US TTGP who exercise voting and investment discretion with respect to the shares held by SC GGFII and SC GGFII PF are Messrs. DL and MA.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,432,617
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.6%[1]
12	TYPE OF REPORTING PERSON IN

[1]

Based on a total of 111,794,527 shares outstanding as of November 22, 2019, as reported in the Issuer’s Quarterly Report on Form10-Q filed with the Securities and Exchange Commission on December 9, 2019.

CUSIP No. 98980L101	SCHEDULE 13G	Page 13 of 16 Pages

ITEM 1.

(a) Name of Issuer:

Zoom Video Communications, Inc.

(b) Address of Issuer’s Principal Executive Offices:

55 Almaden Boulevard, 6th Floor

San Jose, California 95113

ITEM 2.

(a) Name of Persons Filing:

Sequoia Capital U.S. Growth Fund V, L.P.

SCGF V Management, L.P.

Sequoia Capital U.S. Growth Fund VII, L.P.

Sequoia Capital U.S. Growth VII Principals Fund, L.P.

SC U.S. Growth VII Management, L.P.

Sequoia Capital Global Growth Fund II, L.P.

Sequoia Capital Global Growth II Principals Fund, L.P.

SC Global Growth II Management, L.P.

SC US (TTGP), LTD.

Michael Abramson

Douglas Leone

The General Partner of SC USGF V is SCGF V MGMT. The General Partner of each of SC USGF VII and SC USGF VII PF is SC USG VII MGMT. The General Partner of each of SC GGFII and SC GGFII PF is SCGGFII MGMT. The General Partner of each of SCGF V MGMT, SC USG VII MGMT and SCGGFII MGMT is SC US TTGP. The directors and stockholders of SC US TTGP who exercise voting and investment discretion with respect to the shares held by SC GGFII and SC GGFII PF are Messrs. DL and MA.

(b) Address of Principal Business Office or, if none, Residence:

2800 Sand Hill Road, Suite 101

Menlo Park, CA 94025

(c) Citizenship:

SC USGF V, SCGF V MGMT, SC USGF VII, SC USGF VII PF, SC USG VII MGMT, SC GGFII, SC GGFII PF, SCGGFII MGMT, SC US TTGP: Cayman Islands

MA, DL: USA

(d) CUSIP Number:

98980L101

ITEM 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	OWNERSHIP

SEE ROWS 5 THROUGH 11 OF COVER PAGES

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☐.

CUSIP No. 98980L101	SCHEDULE 13G	Page 14 of 16 Pages

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

CUSIP No. 98980L101	SCHEDULE 13G	Page 15 of 16 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2020

Sequoia Capital U.S. Growth Fund V, L.P.

By:	SCGF V Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SCGF V Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

Sequoia Capital U.S. Growth Fund VII, L.P. Sequoia Capital U.S. Growth VII Principals Fund, L.P.

By:	SC U.S. Growth VII Management, L.P.
its General Partner

By:	SC US (TTGP), LTD.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SC U.S. Growth VII Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

CUSIP No. 98980L101	SCHEDULE 13G	Page 16 of 16 Pages

Sequoia Capital Global Growth Fund II, L.P.
Sequoia Capital Global Growth II Principals Fund, L.P.

By:	SC Global Growth II Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SC Global Growth II Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SC US (TTGP), Ltd.

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

Michael Abramson

By:	/s/ Michael Abramson
Michael Abramson

Douglas Leone

By:	/s/ Douglas Leone
Douglas Leone